Exhibit 99.1

Stemline Therapeutics Reports Second Quarter 2016 Financial Results and Highlights Recent Clinical Progress

NEW YORK, August 4, 2016 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq:STML) today reported financial results for the quarter ended June 30, 2016. Clinical highlights and milestones include:

SL-401 in blastic plasmacytoid dendritic cell neoplasm (BPDCN)

•                  Oral presentations of Phase 2 clinical trial results of SL-401 in patients with BPDCN delivered at annual meetings of the American Society of Clinical Oncology (ASCO) and the European Hematology Association (EHA).

•                  SL-401 efficacy and safety data continue to be positive with increasing treatment duration, drug exposure, and patient enrollment.

•                  As of July 2016, 29 BPDCN patients have received SL-401, including 26 adults (16 first-line and 10 relapsed/refractory) and 3 pediatric compassionate use patients.

•                  SL-401 continues to maintain high overall response rates (ORR) in both first-line (>90% ORR) and relapsed/refractory adult BPDCN (>50% ORR). Notably, a relapsed/refractory BPDCN patient was recently bridged to stem cell transplant (SCT) following a major response to SL-401.

•                  Response duration, progression free and overall survival data continue to mature and trend favorably. Multiple patients remain progression free after receiving ongoing SL-401 treatment (up to 12+ months [16+ cycles], ongoing) or experiencing a major response on SL-401 and proceeding to SCT (up to 16+ months, ongoing).

•                  Further clinical and regulatory updates expected this year.

SL-401 in additional malignancies

•                  Completed lead-in, dose escalation stage of Phase 2 trial in patients with acute myeloid leukemia (AML) in remission with high relapse risk including minimal residual disease (MRD). There were no unexpected side effects and no dose limiting toxicities. The expansion stage is currently enrolling MRD+ AML patients at 12 ug/kg.

•                  Patients are currently enrolling in the lead-in, dose escalation stage of a Phase 2 trial in advanced, high risk myeloproliferative neoplasms (MPN). The first two dosing cohorts have been cleared with no unexpected side effects and no dose limiting toxicities. Patients are currently enrolling in the third dosing cohort, 12 ug/kg.

•                  Patients are currently enrolling in a Phase 1/2 trial in relapsed or refractory multiple myeloma with SL-401 in combination with pomalidomide and dexamethasone (POM+DEX); the first combination trial of SL-401 with another agent. No unexpected side effects and no dose limiting toxicities have been observed with the combination to date. Enrollment continues.

•                  Further clinical updates expected later this year from these trials.

SL-701

•                  Phase 2 trial of SL-701 in combination with bevacizumab in adult patients with second-line GBM currently enrolling patients.

•                  Trial updates expected later this year.

SL-801

•                  Phase 1 trial of SL-801 in patients with advanced solid tumors currently enrolling. The first and second dosing cohorts have cleared, and the third cohort is currently enrolling.

•                  Trial updates expected later this year and on into next year.

Ivan Bergstein, M.D., Stemline’s Chief Executive Officer, commented, “We are making substantial progress across our entire clinical pipeline this year. A key highlight of the quarter was the high profile oral presentations of positive results from our ongoing Phase 2 potentially pivotal trial of SL-401 in BPDCN at both the ASCO and EHA annual meetings.” Dr. Bergstein continued, “The efficacy and safety data from this trial continue to be strong with increasing treatment duration and patient exposure. We look forward to additional clinical and regulatory updates this year, including more clarity around our registration pathway and timeline.”

Dr. Bergstein concluded, “As we continue to build upon our compelling data in BPDCN, we also look forward to further updates later this year regarding our multiple enrolling trials with SL-401 in additional hematologic cancers, SL-701 in brain cancer, and SL-801 in advanced solid tumors. Importantly, our strong cash position provides us with the resources to reach important milestones across all of our programs this year and beyond.”

Second Quarter 2016 Financial Results Review

Stemline ended the second quarter of 2016 with $81.2 million in cash, cash equivalents and investments, as compared to $87.8 million as of March 31, 2016, which reflects a cash burn of $6.6 million for the quarter.

For the second quarter of 2016, Stemline had a net loss of $9.3 million, or $0.52 per share, compared with a net loss of $10.2 million, or $0.58 per share, for the same period in 2015.

Research and development expenses were $6.9 million for the second quarter of 2016, which reflects a decrease of $1.3 million, or 16%, compared with $8.2 million for the second quarter of 2015. The lower expenses year over year were primarily attributable to an increase in costs in the prior year relating to clinical site startup expenses and initiation of clinical trial activities.

General and administrative expenses were $2.9 million for the second quarter of 2016, which reflects an increase of $0.7 million, or 33%, compared with $2.2 million for the second quarter of 2015. The increase in expense year over year was primarily attributable to higher non-cash stock based compensation and payroll costs relating to employees.

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical stage biopharmaceutical company developing novel oncology therapeutics. Stemline is developing three clinical stage product candidates, SL-401, SL-701, and SL-801. A Phase 2 potentially pivotal trial with SL-401, a targeted therapy directed to the interleukin-3 receptor (IL-3R; CD123) present on a wide range of hematologic cancers, is enrolling patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN). Data from this ongoing trial have demonstrated high overall response rates (ORR), with multiple complete responses (CRs). Patients are being followed for response duration and outcomes, and new patients continue to enroll into the study. In addition, ongoing Phase 2 trials with SL-401 are currently enrolling patients with additional malignancies including acute myeloid leukemia (AML) in remission with high risk for relapse including minimal residual disease (MRD) and advanced, high risk myeloproliferative neoplasms (MPN) of unmet medical need. A Phase 1/2 trial in relapsed/refractory multiple myeloma with SL-401 in combination with standard therapies is also enrolling patients. A Phase 2 trial with SL-701, an immunotherapy designed to activate the immune system to attack tumors, is currently enrolling adult patients with second-line glioblastoma multiforme (GBM). A Phase 1 trial with SL-801, a novel oral small molecule reversible inhibitor of XPO1, is currently enrolling patients with advanced solid tumors. For more information about Stemline Therapeutics, visit www.stemline.com.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our clinical trials and preclinical studies for our product candidates, including site initiation, internal review board approval, scientific review committee approval, patient accrual, safety, tolerability and efficacy data observed, and input from regulatory authorities; our plans to develop and commercialize our product candidates; our available cash and investments; our ability to obtain and maintain intellectual property protection for our product candidates; our ability to manufacture; the performance of third-party manufacturers, clinical research organizations, clinical trial sponsors and clinical trial investigators; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contact

Investor Relations

Stemline Therapeutics, Inc.

750 Lexington Avenue

Eleventh Floor

New York, NY 10022

Tel: 646-502-2307

Email: investorrelations@stemline.com

Table 1. Stemline Therapeutics, Inc. - Balance Sheets

	June 30, 2016 (Unaudited)	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$12,769,184	$13,376,196
Short-term investments	45,370,461	32,663,245
Prepaid expenses and other current assets	736,510	651,889
Total current assets	58,876,155	46,691,330
Furniture and fixtures, net	24,434	95,661
Long-term investments	23,107,167	51,428,632
Other Assets	212,305	—
Total assets	$82,220,061	$98,215,623
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,740,816	$8,632,873
Current portion of deferred grant revenue	1,197,604	822,604
Total current liabilities	8,938,420	9,455,477
Deferred grant revenue, net of current portion	299,397	616,949
Other liabilities	39,600	31,241
Total liabilities	9,277,417	10,103,667
Stockholders’ equity:
Preferred stock $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock $0.0001 par value, 33,750,000 shares authorized at June 30, 2016 and December 31, 2015, 19,084,377 shares issued and outstanding at June 30, 2016 and 18,235,020 shares issued and outstanding at December 31, 2015	1,910	1,825
Additional paid-in capital	188,786,182	185,703,423
Accumulated other comprehensive loss	(35,159)	(153,690)
Accumulated deficit	(115,810,289)	(97,439,602)
Total stockholders’ equity	72,942,644	88,111,956
Total liabilities and stockholders’ equity	$82,220,061	$98,215,623

Table 2. Stemline Therapeutics, Inc. - Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Grant revenue	$236,901	$121,429	$442,552	$242,858
Operating expenses:
Research and development	6,875,970	8,199,397	13,408,700	14,234,884
General and administrative	2,860,639	2,152,638	5,726,761	3,962,703
Total operating expenses	9,736,609	10,352,035	19,135,461	18,197,587

Loss from operations	(9,499,708)	(10,230,606)	(18,692,909)	(17,954,729)

Other income	10,359	709	10,359	1,609
Interest income	140,450	76,181	285,107	121,941

Net loss before income taxes	(9,348,899)	(10,153,716)	(18,397,443)	(17,831,179)

Income tax benefit	26,756	—	26,756	—
Net loss	$(9,322,143)	$(10,153,716)	$(18,370,687)	$(17,831,179)

Net loss per common share:

Basic and Diluted	$(0.52)	$(0.58)	$(1.03)	$(1.05)

Weighted-average shares outstanding:

Basic and Diluted	17,785,406	17,497,976	17,750,709	17,042,631